UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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IMCO RECYCLING INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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IMCO Recycling Inc.

Dear Stockholder:

You are cordially invited to the Annual Meeting of Stockholders of IMCO Recycling Inc. scheduled to be held at the Central Tower at Williams Square, Twenty-Sixth Floor, La Cima Club, 5215 North O’Connor Blvd., Irving, Texas, on Thursday, May 27, 2004, commencing at 9:00 A.M., Central Daylight Time. Your Board of Directors and management look forward to greeting those stockholders able to attend in person.

At the meeting, you will be asked to elect two directors to serve until the 2007 Annual Meeting of Stockholders. Your Board of Directors has unanimously nominated these persons for election as directors. You are also being asked to ratify the appointment of Ernst & Young LLP as our independent auditors for 2004. Information concerning the Board nominees and the proposal regarding our independent auditors, as well as other important information, is contained in the accompanying proxy statement. You are urged to read it carefully.

Whether or not you plan to attend in person and regardless of the number of shares you own, it is important that your shares be represented and voted at the meeting. Accordingly, you are requested to vote the enclosed proxy at your earliest convenience. Your shares will then be represented at the meeting, and we will be able to avoid the expense of further solicitation.

On behalf of IMCO’s Board of Directors and employees, thank you for your cooperation and continued support.

Sincerely,

John E. Balkcom

Chairman of the Board

April 29, 2004

IMCO RECYCLING INC.

5215 North O’Connor Blvd., Suite 1500

Central Tower at Williams Square

Irving, Texas 75039

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 27, 2004

To the Stockholders of

IMCO Recycling Inc.

The 2004 Annual Meeting of Stockholders of IMCO Recycling Inc. will be held at the Central Tower at Williams Square, Twenty-Sixth Floor, La Cima Club, 5215 North O’Connor Blvd., Irving, Texas, on Thursday, May 27, 2004, at 9:00 A.M., Central Daylight Time, for the following purposes:

1.	To elect two Class I directors to hold office until the 2007 Annual Meeting of Stockholders.

2.	To ratify the appointment of Ernst & Young LLP as our independent auditors for 2004.

3.	To transact any other business which properly may be brought before the meeting and any adjournment thereof.

Only holders of record of our common stock at the close of business on April 28, 2004 are entitled to notice of and to vote at the Annual Meeting. A complete list of these stockholders of record will be open to the examination of any stockholder at our headquarters at 5215 North O’Connor Blvd., Suite 1500, Central Tower at Williams Square, Irving, Texas for a period of ten days before the meeting. The meeting may be adjourned from time to time without notice other than by announcement at the meeting.

Whether or not you plan to attend the annual meeting, we encourage you to vote by proxy as soon as possible. To vote your proxy by mail, mark your vote on the enclosed proxy card, sign it correctly, and return it in the envelope provided. To vote your proxy by telephone or electronically via the internet, see the instructions on the proxy card and have the proxy card available when you call or access the internet website. If you receive more than one proxy card because your shares are registered in different names or at different addresses, each proxy card should be voted to ensure that all of your shares will be counted. You may revoke your proxy at any time prior to the meeting, and if you are present at the meeting, you may withdraw it and vote in person. Attendance at the annual meeting is limited to stockholders, their proxies and invited guests of IMCO Recycling Inc.

This Notice, the accompanying Proxy Statement and the enclosed Proxy are sent to you by order of the Board of Directors of IMCO Recycling Inc.

Paul V. Dufour

Secretary

Irving, Texas

April 29, 2004

PROXY STATEMENT

i

IMCO RECYCLING INC.

5215 North O’Connor Blvd., Suite 1500

Central Tower at Williams Square

Irving, Texas 75039

PROXY STATEMENT

FOR

ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 27, 2004

SOLICITATION AND REVOCABILITY OF PROXIES

The Board of Directors of IMCO Recycling Inc. is soliciting proxies to be voted at the Annual Meeting of Stockholders to be held in Irving, Texas on May 27, 2004 and at any adjournment of the meeting. The Proxy Statement and the enclosed proxy are first being mailed to stockholders on or about May 3, 2004.

This proxy solicitation is intended to give stockholders the opportunity to vote on the matters set forth in the accompanying Notice of Annual Meeting. The proxy permits stockholders to withhold voting for either or both nominees for election to our Board of Directors and to abstain from voting on any other specified proposal if they choose.

All holders of record of shares of our common stock at the close of business on April 28, 2004 (the Record Date) are entitled to notice of and to vote at the meeting. On the Record Date, we had outstanding 15,444,872 shares of common stock. Each share of common stock is entitled to one vote on each matter to come before the meeting. The presence, in person or by proxy, of holders of a majority of the outstanding shares of common stock entitled to vote as of the Record Date is necessary to constitute a quorum at the meeting. A plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting, so long as there is a quorum, is required for the election of directors. Approval of any other proposal described in this Proxy Statement requires the affirmative vote of a majority of the votes cast by the stockholders represented at the Annual Meeting, assuming a quorum is present.

With regards to the election of directors, votes may be cast in favor or withheld. Votes that are withheld will be excluded entirely from the vote and will have no effect. Abstentions may be specified on all other proposals and will be counted as present for purposes of the item on which the abstention is noted. Under current rules of the New York Stock Exchange (NYSE), brokers who hold shares in street names for customers have the authority to vote on certain items when they have not received instructions from beneficial owners. Brokers who do not receive instructions are entitled to vote on the election of directors and the proposal to ratify the appointment of the auditors. Under Delaware law, a broker non-vote will have no effect on the outcome of the election of directors or the proposal to ratify the appointment of the independent auditors.

A stockholder has the unconditional right to revoke his or her proxy at any time before it is voted. Any proxy given may be revoked either by a written notice signed and delivered to the Secretary of IMCO before the proxy is exercised, by signing another proxy or by voting in person at the meeting (although simply attending the Annual Meeting without either signing a ballot or signing another proxy at the meeting will not revoke a proxy). Where a stockholder’s signed proxy specifies a choice with respect to a voting matter, the shares will be voted accordingly. If no specification is made, the shares will be voted (i) FOR the nominees for director identified in this proxy statement; and (ii) FOR the ratification of the appointment of Ernst & Young LLP as our independent auditors for 2004.

2005 ANNUAL MEETING

The Board intends to hold our next Annual Meeting of Stockholders on or about May 11, 2005. A Proxy Statement and Notice of this meeting will be mailed to all stockholders approximately one month prior to that date. You may submit proposals, including director nominations, for consideration at future stockholder meetings. For any stockholder proposal to be eligible for inclusion in our proxy statement for the 2005 Annual Meeting of Stockholders, we must receive your proposal at our headquarters at 5215 North O’Connor Blvd., Suite 1500, Central Tower at Williams Square, Irving, Texas 75039, by January 5, 2005. All stockholder proposals of this nature must comply with our bylaws and Securities and Exchange Commission (SEC) Rule 14a-8 under the Securities Exchange Act of 1934 (the Exchange Act).

In addition, in order for a stockholder proposal to be raised from the floor during next year’s annual meeting, we must receive written notice about that proposal by no later than January 5, 2005, and the proposal must contain the necessary information required by our bylaws. In order for a stockholder to make a nomination for director at next year’s annual meeting, the stockholder must notify us not less than 120 days before the date specified in this Proxy Statement for this year’s Annual Meeting. Thus, since May 3, 2004 is specified as the mailing date in this year’s Proxy Statement, in order for any notice concerning nomination to be timely for next year’s annual meeting, we must receive it no later than January 5, 2005 (that is, 120 days prior to May 3, 2005). The notice must meet all the other requirements contained in our bylaws for nominating directors. A copy of our bylaws is available on the “Corporate Governance” section of our http://www.imcorecycling.com website. Also, under “Corporate Governance—Committees of the Board” you can find other information about proposals for nominations to the Board of Directors.

VOTING AND PRINCIPAL STOCKHOLDERS

At the Record Date, there were outstanding 15,444,872 shares of common stock which were held of record by 333 stockholders. Holders of common stock have no appraisal or similar rights with respect to any of the matters being voted on at the Annual Meeting.

The following table sets forth certain information as of April 28, 2004, with regard to the beneficial ownership of common stock by (i) all persons known by us to be the beneficial owner of more than 5% of our outstanding common stock; (ii) each director and nominee for director; (iii) each named executive officer; and (iv) all executive officers and directors as a group.

Name of Beneficial Owner	Number Of Shares(1)		Shares Underlying Options Exercisable Within 60 Days		Total Beneficial Ownership	Percent of Class
Don V. Ingram 2200 Ross Ave., Suite 4500-E L.B. 170 Dallas, Texas 75201	1,810,670	(2)	268,835		2,079,505	13.2%

Dimensional Fund Advisors Inc. 1299 Ocean Avenue, 11th Floor Santa Monica, California 90401	1,213,531	(3)	-0-		1,213,531	7.9%

William Warshauer 80 Lane 530A Lake James Fremont, Indiana 46737	1,094,838		-0-		1,094,838	7.1%

Wentworth, Hauser & Violich, Inc. 353 Sacramento Street., Suite 600 San Francisco, California 94111	991,080	(4)	-0-		991,080	6.4%

NWQ Investment Management Company, LLC 2049 Century Park East, 4th Floor Los Angeles, California 90067	930,169	(5)	-0-		930,169	6.0%

John E. Balkcom	621		8,000		8,621	*

James C. Cooksey	9,156		16,000		25,156	*

John E. Grimes	4,765		16,000		20,765	*

Dale V. Kesler	2,402		12,000		14,402	*

Don Navarro	11,108		46,800		57,908	*

Hugh G. Robinson	7,055		16,921		23,976	*

Paul V. Dufour	286,795	(6)	164,167		450,962	2.9%

Richard L. Kerr	94,363	(7)	139,167		233,530	1.5%

Barry K. Hamilton	5,173		25,500		30,673	*

J. Tomas Barrett	-0-		2,834		2,834	*

All Executive Officers and Directors as a group (11 persons, including those Executive Officers and Directors named above)	425,438		503,422	(8)	928,239	5.8%

*	Less than 1%

(1)	Except as otherwise indicated, the persons named in the table possess sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Includes shares of common stock held by wives and minor children of such persons and corporations in which those persons hold a controlling interest. Does not include a total of 134,000 restricted stock units granted to six executive officers in February 2004.

(2)	Represents 1,621,529 shares owned by Mr. Ingram directly, including 600,000 shares of restricted stock, 63,141 shares owned by Mr. Ingram’s wife and 126,000 shares held by trusts and custodial accounts created for the benefit of Mr. Ingram’s children and relatives. A majority of these shares, except the restricted stock, have been pledged or are held in margin maintenance accounts. Effective April 12, 2004 Mr. Ingram resigned and retired from his positions as President, Chief Executive Officer and Chairman of the Board, and he has resigned as a director. See “Compensation Committee Report to Stockholders” and “Remuneration of Directors and Officers—Employment Agreements.”

(3)	Information with respect to beneficial ownership of shares of common stock by Dimensional Fund Advisors Inc. is based solely upon the report of that firm on Schedule 13G dated February 6, 2004 as filed with the SEC.

(4)	Information with respect to beneficial ownership of shares of common stock by Wentworth, Hauser & Violich is based solely upon the report of that firm on Schedule 13G dated February 13, 2004 as filed with the SEC.

(5)	Information with respect to beneficial ownership of shares of common stock by NWQ Investment Management Company, LLC is based solely upon the report of that firm on Schedule 13G dated February 25, 2004 as filed with the SEC.

(6)	Includes 240,000 shares of restricted stock.

(7)	Includes 90,000 shares of restricted stock.

(8)	Represents outstanding options under our stock option plans granted to our executive officers and directors which are exercisable within 60 days of April 28, 2004.

ELECTION OF DIRECTORS

General

Our Certificate of Incorporation provides that the number of directors that constitute the entire Board of Directors shall be fixed from time to time exclusively by the Board of Directors (but cannot be less than three) and that the directors will be divided into three classes as nearly equal in number as possible. The term of office of the Class I Directors expires at this year’s Annual Meeting of Stockholders. The term of office of the Class III Directors expires at the 2005 Annual Meeting of Stockholders and the term of office of the Class II Directors expires at the 2006 Annual Meeting of Stockholders.

The persons named in the proxy will vote FOR John E. Balkcom and John E. Grimes as nominees for election as Class I Directors except where authority has been withheld as to a particular nominee or as to both nominees. Each nominee has consented to being named in this Proxy Statement and to serve if elected. If either nominee should for any reason become unavailable for election, proxies may be voted with discretionary authority for any substitute nominee designated by the Board.

Directors and Nominees for Election to the Board of Directors

NOMINEES

Class I Directors

Name	Age
John E. Balkcom	56
John E. Grimes	63

John E. Balkcom was appointed as a director in December 2003. Mr. Balkcom served as the President of St. John’s College in Santa Fe, New Mexico from November 2000 through August 2003. Before then, he was a principal of Sibson & Company, a human capital management consulting firm in Chicago, Illinois, from October 1988 through August 2000.

John E. Grimes has served as a director since 2001. Mr. Grimes retired in July 2000 from his position as President and General Manager of the Dallas/Fort Worth subsidiary of Enterprise Rent A Car, a national rental car company for which he served in various positions since 1971.

DIRECTORS CONTINUING IN OFFICE

Class III Directors; Present Term Expires 2005

Name	Age
Hugh G. Robinson	71
James C. Cooksey	55

Hugh G. Robinson has served as a director since 1999. Mr. Robinson served from 1989 through 2002 as Chairman and Chief Executive Officer of The Tetra Group, Inc., a construction management firm located in Dallas, Texas. Prior to then, Mr. Robinson was President of Cityplace Development Corporation, a real estate development subsidiary of the Southland Corporation. Mr. Robinson is a former Chairman and Board member of the Federal Reserve Bank of Dallas. Mr. Robinson served as an officer in the United States Army, retiring with the rank of Major General. He is currently a member of the Board of Directors of Carmax, Inc. and a member of the Advisory Board of TXU Corp.

James C. Cooksey has served as a director since March 2002. He is the owner of Jackson & Cooksey, Inc., a Dallas, Texas-based corporate real estate advisory firm that he founded in 1981. He is also the founder and principal of Trinity Interests, a real estate management company based in Dallas, Texas. Mr. Cooksey served as Director of the Dallas County Department of Planning, Research and Grants from 1974 through 1980.

Class II Directors; Present Term Expires in 2006

Name	Age
Don Navarro	59
Dale V. Kesler	65

Don Navarro has served as a director since 1986. Mr. Navarro is the owner and president of Navarro Capital Partners, a company which provides business and management services to public and private companies, specializing in assisting organizations to develop, refine and implement strategic plans.

Dale V. Kesler was appointed as a director in October 2002. Mr. Kesler retired in 1995 as a partner of the professional accounting firm Arthur Andersen LLP. He served as that firm’s Dallas office accounting and audit division head from 1973 through1982 and as the managing partner of the Dallas office from 1983 through 1994. Mr. Kesler also serves as a director of Elcor Corp., Triad Hospitals, Inc. and CellStar Corp.

The Board recommends that stockholders vote FOR John E. Balkcom and John E. Grimes as nominees for election as Class I Directors at the 2004 Annual Meeting.

CORPORATE GOVERNANCE

Board of Directors.    In 2003, the Board of Directors held a total of eleven meetings. Overall, the attendance of the directors at such meetings averaged 98%. Each current director attended more than 75% of the total of all meetings of the Board of Directors and the Committees on which he served during 2003.

Since 2003, we have amended or adopted new charters for our Audit Committee, Compensation Committee and Nominating and Governance Committee to implement the rules and standards under the Sarbanes-Oxley Act of 2002, the rules of the SEC and the NYSE’s new corporate governance listing standards. You can access our committee charters, our corporate governance guidelines, our code of business conduct and ethics and our code of ethics for chief executive officer and senior financial officers in the “Corporate Governance” section of our website, which can be found at http://www.imcorecyling.com, or by writing to us at IMCO Recycling Inc., 5215 North O’Connor Blvd., Suite 1500, Central Tower at Williams Square, Irving, Texas 75039, Attention: Legal Department.

Under NYSE corporate governance listing standards, our non-management directors meet at regularly scheduled and specially called executive sessions without management being present. All executive session meetings of the non-management directors are presided over by a non-management director chosen at each executive session meeting. It is the policy of our non-management directors to rotate the position of presiding director for each such meeting. Stockholders and other interested parties may communicate with the Board and our non-management directors by sending an email to directors@imcorecycling.com or by writing to Board of Directors, c/o IMCO Recycling Inc., Legal Department, 5215 North O’Connor Blvd., Suite 1500, Central Tower at Williams Square, Irving, Texas 75039. Inquiries will be reviewed by our Legal Department and if they are relevant to, and consistent with, our operations, policies and philosophies, they will be forwarded to our non-management directors.

We do not require our Board members to attend our annual stockholders meeting. At last year’s meeting, 100% of our directors attended.

Our Board has determined that each of our current directors has no material relationship with IMCO (either directly or as a partner, shareholder or officer of an organization that has a relationship with IMCO) and is independent within the meaning of the NYSE’s director independence standards as they are currently in effect. Dale V. Kesler, currently an independent director and chairman of our Audit Committee, will no longer be considered independent under the NYSE’s corporate governance listing standards following the 2004 annual meeting of stockholders, because one of his children is an employee of Ernst & Young LLP, our independent auditors. Mr. Kesler is permitted under NYSE rules to remain in office until IMCO’s annual meeting of stockholders to be held in 2005. Mr. Kesler and each of the other members of the Audit Committee are independent within the meaning of the SEC’s Rule 10A-3 under the Securities Exchange Act of 1934.

Committees of the Board.    The Board of Directors has established as its standing committees an Audit Committee, a Compensation Committee, a Nominating and Governance Committee and an Environmental Committee. In addition, the Board establishes temporary special committees on an as-needed basis.

The Audit Committee is appointed by the Board to assist the Board in monitoring (i) the integrity of financial statements, (ii) our compliance with legal and regulatory requirements, (iii) the independence and performance of our external auditors and (iv) the performance of the company’s internal audit function. In addition, the Audit Committee has the sole authority and responsibility to select, evaluate and, if necessary, replace our independent auditors. Earlier this year, the Board of Directors amended the Charter of the Audit Committee, which is available on the “Corporate Governance” webpage at http://www.imcorecycling.com and is also attached as Appendix A to this proxy statement. Each of the Audit Committee members currently satisfies the definition of independent director as established in the NYSE corporate governance listing standards, although Mr. Kesler will not be considered independent following our 2004 annual meeting of stockholders (see “—Board of Directors” above). During 2003, in accordance with the rules adopted under section 407 of the Sarbanes-Oxley Act of 2002, IMCO identified Mr. Kesler as the audit committee financial expert. The Audit Committee met eight times in 2003. The Audit Committee is currently composed of Messrs. Kesler (Chairman), Grimes and Navarro.

The Compensation Committee reviews and approves all salary and other remuneration for our officers. The Compensation Committee is also responsible for the administration of the Company’s stock option and other stock-based plans, and succession planning . During 2003, the Compensation Committee met two times. Earlier this year, our Board of Directors amended the Charter of the Compensation Committee, which is available on the “Corporate Governance” webpage at http://www.imcorecycling.com and is also attached as Appendix B to this proxy statement. The Compensation Committee is currently composed of Messrs. Robinson (Chairman), Balkcom and Cooksey, each of whom is considered to be independent under the NYSE corporate governance listing standards.

The Nominating and Governance Committee (formerly named our “Committee on Directors”) advises the Board of Directors on matters relating to Board governance, Board and Committee membership and succession. The Nominating and Governance Committee will consider recommendations for nominees for directorships submitted by stockholders. Stockholders who want the Nominating and Governance Committee to consider their recommendations for nominees should submit their recommendations in writing to the Nominating and Governance Committee, care of the Secretary of IMCO, at our principal executive offices. Generally speaking, nominees for election to our Board should have professional and personal ethics and values, consistent with our values and standards. They should have experience at the policy-making level in business, government, education, technology or public interest. They should have sufficient time to carry out their duties and to provide insight and practical wisdom based on their experience. Their service on other boards of public companies should be limited to a number that permits them, given their individual circumstances, to perform responsibly all director duties. Finally, each director must represent the interests of all stockholders.

The qualifications and specific qualities and skills required for directors are set forth in our Nominating and Governance Committee Charter. In addition to considering candidates suggested by stockholders, the Committee considers potential candidates recommended by current directors, company officers, employees and others. The Committee screens all potential candidates in the same manner regardless of the source of the recommendation. The Committee’s initial review is typically based on written materials provided with respect to the potential candidate. The Committee determines whether the candidate meets our Company’s qualifications and specific qualities and skills for directors and whether requesting additional information or an interview is appropriate.

Mr. Balkcom, one of the nominees for election as director at the 2004 annual meeting, was appointed to the Board in December 2003 at the recommendation of Mr. Ingram, who was then our chief executive officer.

Our bylaws also permit stockholders to nominate individuals for director for consideration at an annual stockholders’ meeting. See “2005 Annual Meeting.” Our Board of Directors has adopted the Charter of the Nominating and Governance Committee, which is available on the “Corporate Governance” webpage at http://www.imcorecycling.com and is also attached as Appendix C to this proxy statement. The Nominating and Governance Committee met four times in 2003. The Nominating and Governance Committee is currently composed of Messrs. Navarro (Chairman), Balkcom and Robinson, each of whom is considered to be independent under the NYSE corporate governance listing standards.

The Environmental Committee was established for the purposes of providing oversight and reviewing, reporting on and making recommendations to the Board regarding the Company’s policies concerning environmental, health and safety matters affecting the Company. The current members of the Environmental Committee are Messrs. Grimes (Chairman), Kesler and Navarro.

In late 2003, the Board established a special ad hoc committee initially composed of Mr. Ingram, Mr. Navarro and Mr. Kesler, to investigate, review and report on strategic initiatives and opportunities for IMCO. Mr. Ingram served as chairman of this committee until April 2004. The work of this special committee was initially not expected to extend beyond June 2004.

Since December 2003, this committee met a number of times with third parties, sometimes with representatives of management, consultants or other outside advisors present, to gather and process information and report to the Board with recommendations on potential programs and proposed initiatives that may be considered for our company. In April 2004, the role of this special committee was expanded to investigate and evaluate additional potential projects of this nature throughout the summer and into the autumn of 2004. In recognition for the expanded responsibility of this special committee, his involvement in committee projects and his contribution to its work, in April 2004 Mr. Navarro was elected chairman of this special committee. Mr. Balkcom replaced Mr. Ingram as the third member of this special committee. See “Remuneration of Directors and Officers - Directors’ Compensation.”

AUDIT COMMITTEE REPORT TO STOCKHOLDERS

This Audit Committee Report to Stockholders is not “soliciting material” and is not considered “filed” with the SEC. It is not to be incorporated by reference in any filing made by the Company under the Securities Act of 1933 (the Securities Act) or the Exchange Act, whether made before or after the date hereof, and irrespective of any general incorporation language in any such filing.

The Audit Committee is composed of three directors appointed by the Board of Directors. The members of the Committee as of the date of this report are Dale V. Kesler (Chairman of the Committee), James C. Cooksey and John E. Grimes. A copy of the Audit Committee Charter is attached as Appendix A to this proxy statement and can also be accessed on the Company’s “Corporate Governance” webpage at http://www.imcorecycling.com. In accordance with section 407 of the Sarbanes-Oxley Act of 2002, the Board of Directors has designated Mr. Kesler as audit committee financial expert.

Management is responsible for the Company’s financial reporting process, including its internal accounting and financial controls, its disclosure controls and procedures, the internal audit function, and compliance with the Company’s legal and ethics programs, as well as the preparation of consolidated financial statements in conformity with generally accepted accounting principles. The Company’s independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and for the issuance of a report on those financial statements. The Audit Committee has relied on management’s representation that the financial statements have been prepared with objectivity and in conformity with accounting principles generally accepted in the U.S., and on the representations of the independent auditors included in their report on the Company’s financial statements. It is not the duty or responsibility of the Audit Committee to conduct auditing or accounting reviews or procedures. The Audit Committee’s responsibility is to monitor these processes and report our findings to the full Board.

In this context, the Audit Committee has met and held discussions, both separately and jointly, with management, the Company’s internal auditors and Ernst & Young LLP. Management represented to the Audit Committee that the Company’s audited consolidated financial statements as of and for the year ended December 31, 2003 were prepared in accordance with generally accepted accounting principles. The Committee has reviewed and discussed the audited consolidated financial statements in the Company’s annual report on Form 10-K with management and Ernst & Young LLP., including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant adjustments, and the clarity of disclosures in the financial statements. Ernst & Young LLP has discussed with the Audit Committee and provided written disclosures to the Committee members on (1) that firm’s independence as required by the Independence Standards Board Standard No. 1 and (2) the matters required to be communicated by Statement on Auditing Standards No. 61, as amended by Statement on Auditing Standards No. 90 (Communication with Audit Committees). The Audit Committee met with the Company’s internal auditors to review and discuss plans for the scope of work and findings of internal audit reports and activities.

The Committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

Based on the Audit Committee’s review of the audited consolidated financial statements, discussions with management and the independent auditors, and its review of the representations of management and the report of Ernst & Young LLP to the Audit Committee, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003 for filing with the SEC.

Respectfully submitted by the members of the Audit Committee of the Board of Directors

Dale V. Kesler (Chairman)

James C. Cooksey

John E. Grimes

April 22, 2004.

COMPENSATION COMMITTEE REPORT TO STOCKHOLDERS

The Compensation Committee of the Board of Directors (the Committee) is comprised of three outside directors who are neither current nor former employees of the Company. The Committee has furnished the following report on executive compensation. The report documents the components of the Company’s executive officer compensation programs, and describes the compensation philosophy on which 2003 compensation determinations were made by the Committee with respect to the executive officers of the Company, including the Chief Executive Officer and the four other executive officers that are named in the Summary Compensation Table in this Proxy Statement (the Named Executive Officers).

Compensation Philosophy and Overall Objectives of Executive Compensation Programs

It is the philosophy of the Company that executive compensation should be directly linked to improvements in corporate performance and the creation of long-term stockholder value. The Committee has adopted the following objectives as guidelines for compensation decisions:

•	Provide a competitive total executive compensation package that enables the Company to attract and retain key executives,

•	Ensure that all pay programs are aligned with the Company’s annual and long-term business objectives and strategy, and

•	Provide variable compensation opportunities that are directly linked with the performance of the Company.

In 2003 the Committee engaged an independent compensation consultant to assist the Committee in its deliberations in determining 2003 compensation awards. During 2003, the Company’s executive compensation program consisted of three components: (1) base salary, (2) an annual incentive award based on overall company performance and business unit performance, and (3) a long-term incentive award which is intended to support the achievement of superior results over time and to align executive officer and stockholder interests. The Committee has the discretion to adjust or modify the final awards of the second and third components of the executive compensation program.

Cash Compensation

Cash compensation components included base salary and the Company’s annual incentive compensation plan (the Incentive Plan) cash awards. The base salary for each of the executive officers is determined by an evaluation of the position responsibilities, and by comparison to the 50th percentile of salaries paid in the competitive market in which the Company competes for comparable executive ability and experience. Annually, the performance of each Named Executive Officer is reviewed by the Committee and, in the case of the other executive officers, by the Chief Executive Officer, taking into account the Company’s operating and financial results for that year, the contribution of each executive officer to these results, the achievement of goals established for each executive officer at the beginning of each year and competitive salary levels for persons in those positions in the markets in which the Company competes. To assist in its deliberations, the Committee is advised by an independent compensation consultant in compiling comparable salary and incentive compensation information for a number of representative peer companies in the industry. This is substantially the same peer group of companies used for the Performance Graph on page 13. Following its review of the performance of the Named Executive Officers, the Committee reports their recommendations for salaries and incentive awards to the Board of Directors.

The Company implemented the Incentive Plan in 1999. The Committee believes the Incentive Plan should be the principal short-term incentive plan for providing cash bonus opportunities for the Company’s executives, contingent upon profitability of operating results. The Incentive Plan’s corporate financial targets for 2003 were return on net assets (RONA) compared to the Company’s peer group, and budgeted earnings before interest, taxes, depreciation and amortization (EBITDA).

The Company exceeded its Incentive Plan target threshold goals for 2003, and Incentive Plan compensation awards were made to the Names Executive Officers. In December 2003, the Committee approved 2004 EBITDA and RONA target goals. The Committee will continue to review and modify the performance goals for the Incentive Plan as necessary in order to make overall Company objectives and expectations compatible with the Plan’s objectives of reasonableness, achievability and consistency.

Long Term Incentives

The Committee believes that it is important to align the interests of the Company’s executive officers and other key management personnel responsible for the growth of the Company with the interests of the Company’s stockholders. The Committee believes that this is best accomplished through the provision of stock-based and cash-based long-term incentives that align themselves to enhancing the Company’s value. In 2000 the Board adopted, and the stockholders approved, the IMCO Recycling Inc. Performance Share Unit Plan (the Performance Plan). A total of 104,000 performance share units were awarded to the Named Executive Officers in 2003 for the three-year performance period ending December 31, 2005. In 2000 the Board adopted the IMCO Recycling Inc. 2000 Restricted Stock Plan (the Restricted Stock Plan). The Restricted Stock Plan granted the Committee the authority to make awards of restricted stock in order to attract and retain the Company’s key employees. To date, no awards of restricted stock have been made under the Restricted Stock Plan. In February 2004, the Board amended and restated the Restricted Stock Plan, granting the Committee the authority to grant restricted stock units as well as restricted stock. The Committee then granted a total of 134,000 restricted stock units to six of the Company’s executive officers, including the Chief Executive Officer. No stock-based long-term incentives were granted to the Named Executive Officers in 2003.

The Committee will continue to review long-term incentives and make recommendations, where it deems appropriate, to the Board of Directors from time to time, to assure that the officers and other key employees are appropriately motivated and rewarded based on the long-term financial success of the Company.

Chief Executive Officer Compensation

Mr. Ingram’s base salary was $560,000 for 2003. In determining Mr. Ingram’s compensation, the Committee considered the Company’s operating and financial results for 2003, evaluated Mr. Ingram’s individual performance and contribution to those results and considered the compensation range for other chief executive officers of companies in the industry. The difference from base salary he received in 2002 ($525,000) resulted from analysis of competitive market data as discussed above. Mr. Ingram received a $200,000 cash bonus award under the Incentive Plan and for his role in the successful negotiation of the VAW-IMCO share redemption transaction and settlement agreement. Mr. Ingram was also awarded 50,000 performance share units under the Performance Share Unit Plan. The value of this award, if any, will be based on Mr. Ingram’s pro-rata share of the achievement of performance goals established for the three-year period ending December 31, 2005. No stock option, restricted stock or restricted stock unit grants were awarded to Mr. Ingram in 2003.

In April 2004, Mr. Ingram resigned from his position as President, Chief Executive Officer and Chairman of the Board of the Company. Following Mr. Ingram’s resignation, Richard L. Kerr assumed the duties of President and Chief Executive Officer. Mr. Kerr’s annual base salary is $310,000.

Section 162(m) of the Internal Revenue Code

Section 162(m) of the Internal Revenue Code disallows a corporation’s tax deduction for compensation paid to its chief executive officer and its named executive officers in excess of $1,000,000 per person. Performance- based compensation and certain other compensation are not subject to this deduction limitation. Neither the Company’s Chief Executive Officer nor any of its Named Executive Officers received compensation in excess of this limitation in 2003. The Company reviews its compensation plans to minimize potential adverse effects of this legislation. The Committee will consider recommending such steps as may be required to qualify either annual or long-term incentive compensation as performance-based. However, the Committee reserves the authority to award non-deductible compensation under circumstances they consider appropriate and has not adopted a policy that all compensation must be deductible.

Summary

As a result of the concepts incorporated into the Company’s compensation program, the Committee believes that the total compensation program for executive officers is competitive with the compensation programs provided by other corporations with which the Company competes, and is well-designed to provide opportunities to participants that are consistent with the expectations of the Board of Directors, as well as serve the interests of the stockholders of the Company.

Respectfully submitted by the members of the Compensation Committee of the Board of Directors

Hugh G. Robinson, Chairman

James C. Cooksey

John E. Balkcom

April 28, 2004

The Compensation Committee Report on executive compensation shall not be deemed incorporated by reference by any general statement incorporating this proxy statement by reference into any filing under the Securities Act or the Exchange Act, except to the extent that IMCO specifically incorporates this information by reference, and shall not otherwise be deemed filed under those Acts.

STOCK PRICE PERFORMANCE GRAPH

The following performance graph compares the yearly percentage change in the cumulative total stockholder return on our common stock (as measured by dividing: (i) the sum of (A) the cumulative dividends for the measurement period and (B) the difference between the common stock share price at the end and the beginning of the measurement period by (ii) the common stock share price at the beginning of the measurement period) with the cumulative total return assuming reinvestment of dividends of (1) The Standard and Poor’s 500 Index, (2) The Standard and Poor’s Small Cap 600 Index (which includes us) and (3) an index of peer companies selected by us consisting of: Wolverine Tube, Inc., Commonwealth Industries, Inc., Mueller Industries, Inc., Century Aluminum Company, Brush Engineered Materials Inc., Titanium Metals Corporation, Commercial Metals Company and Lone Star Technologies Inc. In 2003 we selected the peer companies included in this index based on the following factors: (a) their participation in the metals industry, and (b) an asset base of between $400 million and $1.1 billion.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*

AMONG IMCO RECYCLING INC., THE S & P 500 INDEX,

THE S & P SMALLCAP 600 INDEX AND A PEER GROUP

*	Based on $100 invested on December 31, 1998 in stock or index, including reinvestment of dividends. Fiscal year ending December 31.

	Cumulative Total Return
	12/98	12/99	12/00	12/01	12/02	12/03
IMCO RECYCLING INC.	100.00	83.16	36.33	48.89	55.59	67.63
S & P 500	100.00	121.04	110.02	96.95	75.52	97.18
S & P SMALLCAP 600	100.00	112.40	125.67	133.89	114.30	158.63
PEER GROUP	100.00	134.71	121.12	111.84	85.10	131.69

The foregoing graph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under those Acts.

REMUNERATION OF DIRECTORS AND OFFICERS

Summary of Cash and Certain Other Compensation

The following table provides certain summary information concerning compensation paid or accrued by the Company to or on behalf of our chief executive officer and each of the Named Executive Officers, for the fiscal years ended December 31, 2003, 2002 and 2001.

SUMMARY COMPENSATION TABLE

		Annual Compensation							Long-Term Compensation Awards
Name and Principal Position	Year	Salary		Bonus(1)		Other annual Compensation			Restricted Stock Award(s)($)			Securities underlying Options/SARs(#)	All other Compensation(3)

Don V. Ingram Chief Executive Officer and President	2003 2002 2001	$ $ $	560,000 525,000 525,000	$ $	200,000 435,462 —		— — —		$	— 1,098,000 —	(2)	— 200,000 25,500	$ $ $	12,000 41,805 36,338

Richard L. Kerr Executive Vice President and President, Aluminum Division	2003 2002 2001	$ $ $	310,000 300,000 300,000	$ $	22,000 178,358 —	$ $	— 40,073 25,900	(4) (4)	$	— — 395,100	(2)	— 80,000 25,500	$ $ $	12,000 19,018 11,958

Paul V. Dufour Executive Vice President, Chief Financial Officer and Secretary	2003 2002 2001	$ $ $	315,000 292,000 292,000	$ $	87,000 190,657 —	$ $	— 47,624 30,780	(4) (4)		$600,000 — —	(2)	— 80,000 25,500	$ $ $	12,000 18,171 11,227

Barry K. Hamilton Senior Vice President and President, U.S. Zinc Corporation	2003 2002 2001	$ $ $	245,000 196,261 157,570	$ $ $	30,000 96,456 30,795	$	— 69,780 —	(5)		— — —		— 15,000 21,000	$ $ $	7,838 5,168 4,520

J. Tomas Barrett Senior Vice President and Assistant Chief Financial Officer	2003 2002 2001	$ $	190,000 61,263 —	$ $	74,000 20,000 —		— — —			— — —		— 12,500 —	$ $	10,437 1,900

(1)	Does not include grants of performance share units. See “—Long-Term Incentive Plans—Awards in 2003” below.

(2)	Represents contractual restricted stock grants under award agreements. We are required to use the closing price per share of our common stock on the date of the grant of the restricted stock award ($7.50 on the NYSE on May 7, 2003 for Mr. Dufour, $5.49 on the NYSE on October 16, 2002 for Mr. Ingram, and $4.39 on the NYSE on February 1, 2001 for Mr. Kerr) for valuation purposes under this column. These restricted shares cannot be sold or pledged and are subject to forfeiture during their restriction periods. Based on the last reported sales price on December 31, 2003 of $9.89 per share, Mr. Ingram’s restricted stock holdings had a value of $5,934,000, Mr. Dufour’s restricted stock holdings had a value of $2,373,600 and Mr. Kerr’s restricted stock holdings had a value of $890,100. See “—Employment and Separation Agreements” below.

(3)	Represents compensation paid or accrued pursuant to our defined contribution plans and executive life and health insurance programs described below.

Retirement Savings Plan.    All of the Named Executive Officers participated in our Retirement Savings Plan, which includes both a profit sharing plan feature and a Section 401(k) plan feature.

We contributed the following amounts to these plans for the accounts of the Named Executive Officers for 2003, 2002 and 2001:

	2003	2002	2001
Don V. Ingram	$12,000	$12,438	$4,981
Richard L. Kerr	$12,000	$15,375	$4,700
Paul V. Dufour	$12,000	$16,000	$6,800
Barry K. Hamilton	$7,838	$5,168	$4,520
J. Tomas Barrett	$10,437	$1,900	-0-

Executive Life Insurance Programs.    We have entered into split-dollar life insurance agreements with certain of the Named Executive Officers to provide them with death benefits in the following amounts: Mr. Ingram—$3,000,000 and Messrs. Kerr and Dufour—$1,000,000 each. The amounts below include the entire dollar amount of the term life portion of each insurance premium and include the present value of the interest-free use of the non-term portion of each premium:

	2003	2002	2001
Don V. Ingram	-0-	$29,367	$31,357
Richard L. Kerr	-0-	$3,643	$7,258
Paul V. Dufour	-0-	$2,171	$4,427
Barry K. Hamilton	-0-	-0-	-0-
J. Tomas Barrett	-0-	-0-	-0-

We have not paid any insurance premiums under these policies since April 26, 2002.

(4)	Represents interest forgiven in March 2001 and 2002 under the terms of our former Executive Option Exercise Loan Program. Each of these loans were repaid in full in accordance with their terms during 2002. See “Stock Option Grants, Exercises and Holdings—Loan Program” below.

(5)	Represents reimbursement of moving expenses to Mr. Hamilton under our relocation policy paid in 2002.

Stock Option Grants, Exercises and Holdings

General.    No options were granted to, nor exercised by, any of the Named Executive Officers during 2003. The following table provides information with respect to the Named Executive Officers concerning unexercised options held as of the end of fiscal 2003 under our stock option plans:

AGGREGATED OPTION EXERCISES IN 2003 AND DECEMBER 31, 2003 OPTION VALUES

			Exercisable		Unexercisable
Name	Shares acquired on exercise(#)	Value realized(1)	Number of shares underlying unexercised options at 12/31/03(#)	Value of unexercised in-the-money options at 12/31/03($)(2)	Number of shares underlying unexercised options at 12/31/03(#)	Value of unexercised in-the-money options at 12/31/03($)(2)
Don V. Ingram	-0-	-0-	268,835	$252,919	133,332	$225,331
Richard L. Kerr	-0-	-0-	139,167	$185,317	53,333	$90,133
Paul V. Dufour	-0-	-0-	164,167	$185,317	53,333	$90,133
Barry K. Hamilton	-0-	-0-	25,500	$75,350	15,000	$33,850
J. Tomas Barrett	-0-	-0-	2,834	$10,209	9,666	$38,016

(1)	Value realized would be calculated based on the difference between the option exercise price and the closing market price of the common stock on the date of exercise, multiplied by the number of shares to which the exercise relates.

(2)	The last reported sale price of our common stock on the NYSE composite tape on December 31, 2003 was $9.89 per share.

Loan Program.    During 1998, we extended loans to certain management employees under our Executive Option Exercise Loan Program. This program was designed to facilitate these employees’ ability to exercise their outstanding options and to pay their federal and state taxes realized upon exercise. All loans under the Exercise Loan Program bore interest at the applicable federal rate (determined under U.S. federal income tax regulations), and all loans were secured by the shares purchased from the proceeds of the loans. During 2002, all loans outstanding under the Exercise Loan Program were repaid in full in accordance with their terms, and the program was terminated.

Long-Term Incentive Plans—Awards in 2003

The following table shows the performance share unit awards granted to the Named Executive Officers in 2003 under the IMCO Recycling Inc. Performance Share Unit Plan.

	Number of Shares, Units or Other Rights (#)	Performance or Other Period Until Maturation or Payout	Estimated Future Payouts under Non-Stock Price Plan
Name			Threshold ($ or #)	Target ($ or #)	Maximum ($ or #)
Don V. Ingram	50,000	01/01/03-12/31/05	$300,000	$1,500,000	$4,500,000
Richard L. Kerr	20,000	01/01/03-12/31/05	$120,000	$600,000	$1,800,000
Paul V. Dufour	20,000	01/01/03-12/31/05	$120,000	$600,000	$1,800,000
Barry K. Hamilton	8,000	01/01/03-12/31/05	$48,000	$240,000	$720,000
J. Tomas Barrett	6,000	01/01/03-12/31/05	$36,000	$180,000	$540,000

The amounts shown above under the Estimated Future Payouts columns are based on levels of achievement of performance goals designated by the Compensation Committee for fiscal 2003 grants under the Performance Share Unit Plan. Performance goals for these grants are based in part upon our return on net assets compared to a peer group of companies over the three-year period following date of grant and our aggregate earnings before interest, taxes, depreciation and amortization (EBITDA) over this period. The target amount will be earned if we achieve 100% of the targeted EBITDA performance goals and are in the 60th percentile of the return on net assets achieved by our peer group. The threshold amount will be earned if we achieve 90% of the targeted EBITDA performance goals and are in the 40th percentile of the return on net assets achieved by our peer group. The maximum award amount will be earned if we achieve 130% of the targeted EBITDA performance goals and are in the 90th percentile of the return on net assets achieved by our peer group.

Based on our results of operations for 2001, 2002 and 2003, no accruals for financial accounting purposes have been made for any payout of any awards made under the Performance Share Unit Plan.

Employment and Separation Agreements

IMCO entered into an employment agreement with Mr. Ingram effective September 1, 2000, which was amended in 2001 and 2003. Unless further extended, the agreement was scheduled to expire in September 2005.

Pursuant to a separation agreement entered into between Mr. Ingram and IMCO, Mr. Ingram resigned and retired effective April 12, 2004 as President, Chief Executive Officer and Chairman of the Board of IMCO, and his employment agreement was terminated as of that date. He has also resigned as a director. Under the terms of the separation agreement, IMCO made a cash payment of $1,500,000 to Mr. Ingram and accelerated the vesting of 450,000 shares of restricted stock that Mr. Ingram had previously been granted in connection with his employment agreement. The remaining shares of restricted stock and his restricted stock units were forfeited. Mr. Ingram’s stock options and performance share units will continue to be governed by the applicable post-termination provisions under the terms of the plans and agreements governing his stock options and performance share units. Consistent with the terms of his former employment agreement, for the sooner of 36 months or until comparable coverage is obtained from another employer, Mr. Ingram will be entitled to continue to participate under IMCO’s hospitalization, medical, disability and similar benefit plans to the extent participation is permitted; if not permitted, IMCO will provide substantially similar benefits at no greater cost to him over what he would pay if participation were permitted. In addition, Mr. Ingram gave IMCO a general release of all claims.

The separation agreement also contains standstill provisions obligating Mr. Ingram, until May 1, 2005, to vote his shares of common stock in the same proportions as the other IMCO stockholders, not to solicit proxies in opposition to IMCO’s board of directors, and not to engage in certain activities that would accumulate his shares with others. These provisions also contain covenants on Mr. Ingram’s part not to acquire or sell IMCO shares of common stock, subject to certain permitted exceptions.

We entered into an employment agreement with Mr. Dufour effective September 1, 2000, which was amended in 2003. If we terminate Mr. Dufour’s employment without cause (as defined in the agreement) prior to a “change in control”, we will pay Mr. Dufour as a lump sum no later than the termination date an amount equal to two times Mr. Dufour’s “base amount” (his average annual compensation includible in his income for the five years preceding his termination, determined by reference to Section 280G of the Internal Revenue Code). If Mr. Dufour resigns for “good reason” (as defined in the agreement) before a change in control, we will pay to Mr. Dufour an amount equal to two times his base amount, payable in installments over a 23-month period following the termination date.

“Change in control” under Mr. Dufour’s agreement includes (i) acquisition of more than 25% of the outstanding shares of IMCO common stock by any person or group, (ii) replacement of two-thirds of IMCO’s incumbent directors unless approved by two-thirds of the incumbent directors then in office, and (iii) approvals by IMCO stockholders of

•	a merger or consolidation involving IMCO, unless after such merger or consolidation, the former IMCO stockholders would own 67% or more of the combined company’s voting stock, the incumbent members of the IMCO board of directors would constitute at least two-thirds of the combined company’s board and no person or group would own more than 25% of the combined company’s voting stock after the merger or consolidation,

•	a liquidation and dissolution of IMCO, or

•	a sale of all or substantially all of IMCO’s assets.

Change in control is also defined to mean the execution of a binding agreement to do any of the foregoing.

If Mr. Dufour is terminated without cause in connection with or after a change in control, or he resigns for good reason in connection with or after a change in control, or if he resigns or is terminated within a 30-day period beginning on the first anniversary date of the change in control, we will pay Mr. Dufour an amount equal to 2.99 times his base amount, calculated as of the termination date. This amount will be payable to him in a lump sum no later than the date of termination, or in the case of a termination without cause, in installments over a 23-month period following the termination date. In other instances, upon resignation Mr. Dufour will be entitled to receive in installments over a 23-month period severance pay in an amount equal to one times his highest annual base salary in effect over the term of the agreement in certain instances. If he is terminated for cause, he will be entitled to severance pay in an amount up to his annual base salary amount in effect as of the termination date, payable in installments over a 23-month period following termination.

We entered into a similar employment agreement with Mr. Kerr effective February 1, 2001. The overall terms of Mr. Kerr’s employment agreement are similar to Mr. Dufour’s, except that the amount to be paid to Mr. Kerr upon termination of employment on the same conditions contained in Mr. Dufour’s agreement is either the same or less, and the percentage for post-merger ownership by the stockholders is 55%.

We are also obligated to pay cash tax “gross-up” amounts to Mr. Dufour or Mr. Kerr in the event that either of them becomes subject to the excise tax imposed by Section 4999 of the Internal Revenue Code as the result of a change in control under Section 280G of the Code. The agreements provide for annual base salaries to Mr. Dufour of $292,000 and Mr. Kerr of $300,000. Each agreement provides for participation in our Incentive Plan, Performance Share Unit Plan, stock option plans and other benefit plans made available to senior executives. The agreements contain certain confidentiality and non-competition obligations on the part of Messrs. Dufour and Kerr. In addition, the agreements provided for grants to Messrs. Dufour and Kerr of a total of 240,000 and 90,000 shares, respectively, of restricted stock under restricted stock award agreements. See “—Summary of Cash and Certain Other Compensation.”

Directors’ Compensation

Retainers.    The 1996 Annual Incentive Program provides that an annual retainer for non-management directors will be fixed by the Board for each year. For 2003, the annual retainer amount was $24,000. The retainer is paid in four quarterly installments each year. One-half of the retainer is paid in shares of our common stock, and the remaining one-half is paid, at the election of the director, in either cash or shares of our common stock. The directors make their election on the date of our annual meeting of stockholders. The number of shares to be issued each quarter is calculated by dividing the amount of the retainer to be paid in stock for that installment by the closing price per share of the common stock as of the close of business on the last trading day of that quarter.

In addition, each director is entitled to receive $1,250 per Board or committee meeting attended and $500 for telephonic meetings. The Chairmen of the Audit and Compensation Committees receive an annual cash retainer of $6,000 and $4,000, respectively. The Chairmen of the Nominating and Corporate Governance Committee and the Environmental Committee each receive an annual cash retainer of $2,000. Each director receives an attendance fee of $625 for attending committee meetings occurring on the same date as a Board meeting. In addition, for executive session meetings of the independent directors, each independent director is entitled to receive $1,250 per meeting.

In his capacity as special committee chairman, Mr. Navarro was given an annual retainer of $50,000. In addition, beginning in April 2004, fees for meetings of this special committee were increased from $1,250 to $2,000 per meeting.

Stock Options.    Our 1992 Stock Option Plan provided that each incumbent non-employee director will receive a grant of stock options for 4,000 shares of common stock on the date of our annual meeting of stockholders for that particular year. The exercise price per share is equal to the closing price per share on the NYSE on the day the annual meeting is held. For a newly-elected or newly-appointed director, we grant him or her a stock option for 8,000 shares effective on the date he or she is elected or appointed. The exercise price is equal to the closing price per share on the NYSE on the date of grant. All options granted fully vest six months after the date of grant.

The 1992 Stock Option Plan expired in December 2002. For non-employee director grants in 2003, the Compensation Committee granted options under the same terms as described above under the Committee’s authority to grant discretionary options under our 1996 Annual Incentive Plan. The Board anticipates following the same procedure for non-employee director grants in 2004.

Compliance with Section 16(a)

Section 16(a) of the Exchange Act requires our officers, directors and persons who own more than 10% of our common stock to file initial reports of ownership and reports of changes in ownership with the SEC. These persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms filed by them. We believe that all filing requirements applicable to our executive officers, directors and 10% stockholders were complied with during 2003, except that grants of common stock with respect to directors’ retainers made on January 3, 2003 to Messrs. Cooksey, Grimes, Kesler, Navarro and Robinson were reported four days late.

PROPOSAL TO RATIFY APPOINTMENT OF INDEPENDENT AUDITORS

The Board, on the recommendation of its Audit Committee, has selected Ernst & Young LLP (Ernst & Young) as its independent auditors to examine our consolidated financial statements for 2004. Stockholders are being asked to ratify this appointment. We have been informed that neither Ernst & Young nor any of its partners have any direct financial interest or any material indirect financial interest in us nor have had any connection during the past three years with us in the capacity of promoter, underwriter, voting trustee, director, officer or employee.

If the stockholders fail to ratify this selection, the Board and the Audit Committee will reconsider whether or not to retain Ernst & Young. Even if the selection is ratified, the Board and the Audit Committee may direct the appointment of a different independent accounting firm at any time during the year if they determine that such a change would be in our best interests.

During fiscal 2003 and 2002, we engaged Ernst & Young to provide the following services:

•	Audit Fees—the total fees billed by Ernst & Young for 2003 and 2002 for professional services rendered for the audit of our annual financial statements (including statutory audits of foreign subsidiaries and separate company audits of joint ventures and partnerships), review of our financial statements included in our Form 10-Qs and services provided in connection with registration statements were $968,344 and $595,200, respectively.

•	Audit-Related Fees—the total fees billed by Ernst & Young in 2003 and 2002 for assurance and related services related to the performance of the audit or review of our financial statements and not reported under “Audit Fees” above, were $111,371 and $277,122, respectively. These services consisted of due diligence on various business ventures and employee benefit plan audits.

•	Tax Fees—the total fees billed in 2003 and 2002 for professional services rendered by Ernst & Young for tax compliance, tax consulting, and tax planning were $48,748 and $64,330, respectively. The professional services rendered related to federal, state and international assistance primarily for tax compliance and in dealing with tax audits and appeals.

•	All Other Fees—the total fees billed by Ernst & Young in 2003 and 2002 for all services provided, other than the services reported above, were $0 and $11,055, respectively. The 2002 services consisted of accounting methodology research.

The Audit Committee considered the nature of the services rendered and the non-audit-related services, and did not consider the non-audit services to be incompatible with the auditors’ independence. All audit and non-audit services performed by independent auditors must be pre-approved by the Audit Committee. During 2003, none of the services provided by Ernst & Young were approved pursuant to the de minimus rule set forth in 17 CFR 210.2-01(c)(7)(i)(C).

Representatives of Ernst & Young are expected to be present at the annual meeting of stockholders with the opportunity to make a statement if they so desire and to be available to respond to appropriate questions.

The Board recommends that stockholders vote FOR the ratification of the appointment of Ernst & Young as our independent auditors for 2004.

OTHER MATTERS

We will bear all costs of this proxy solicitation. In addition to soliciting proxies by mail, our directors, executive officers and employees, without receiving additional compensation, may solicit proxies by telephone, by telegram or in person. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of shares of the common stock, and we will reimburse these brokerage firms and other custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection with forwarding such materials.

The Board does not know of any business to be presented for consideration at the Annual Meeting other than that stated in the accompanying Notice. It is intended, however, that the persons authorized under the Board’s proxies may, in the absence of instructions to the contrary, vote or act in accordance with their judgment with respect to any other proposal properly presented for action at such meeting.

The Annual Report to Stockholders for the fiscal year ended December 31, 2003, which includes financial statements, accompanies this Proxy Statement. The Annual Report does not form a part of this Proxy Statement or the materials for the solicitation of proxies to be voted at the annual meeting.

Information contained in the Proxy Statement relating to the occupations and security holdings of our directors and officers is based upon information received from the individual directors and officers.

A copy of our annual report on Form 10-K, including financial statements and schedules but not including exhibits, will be furnished to you if you send a written request addressed to IMCO Recycling Inc., Attn: Paul V. Dufour, 5215 N. O’Connor Blvd., Suite 1500, Central Tower at Williams Square, Irving, Texas 75039, telephone (972) 401-7200. We also will furnish our Annual Report on Form 10-K to you if you are a “beneficial owner” of our common stock at no charge if you send a written request, addressed to Mr. Dufour, containing a good faith representation that at the Record Date you were a beneficial owner of our common stock entitled to vote at the annual meeting of stockholders to be held May 27, 2004. Copies of any exhibit to the Form 10-K will be furnished upon the payment of a reasonable fee. The Form 10-K, including exhibits, is also available on the “For the Investor—SEC Filings” webpage at http://www.imcorecycling.com.

Please mark, sign, date and return the proxy card at your earliest convenience in the enclosed return envelope. No postage is required if mailed in the United States. You may also vote your proxy on the internet at http://www.eproxy.com/imr or by telephone at 1-800-435-6710. Please have your proxy card in hand when voting by internet or telephone. If you vote your proxy by internet or telephone, you do not need to mail back your proxy card.

By Order of the Board of Directors

Paul V. Dufour

Secretary

Irving, Texas

April 29, 2004

CHARTER OF THE

AUDIT COMMITTEE OF THE

BOARD OF DIRECTORS OF

IMCO RECYCLING INC.

Purpose

The Audit Committee is a committee of the Board of Directors of IMCO Recycling Inc. Its purpose is to:

•	Assist the Board in fulfilling its oversight responsibilities by:

•	Overseeing the accounting and financial reporting processes of the Company and the audits of the financial statements of the Company.

•	Monitoring the integrity of financial information that will be provided to the shareholders and others and the Company’s compliance with legal and regulatory requirements.

•	Reviewing areas of potential significant financial risk to the Company including evaluation of the system of internal controls and procedures for financial reporting which management and the Board of Directors has established.

•	Monitoring the qualifications and independence of the Company’s external auditors.

•	Monitoring the performance of the Company’s external auditors and internal auditing function.

•	Reporting on all such matters to the Board of Directors.

•	Prepare the report required by the rules of the Securities and Exchange Commission (“SEC”) to be included in the Company’s annual proxy statement.

•	Be directly responsible for the appointment, compensation, retention and oversight of the Company’s external auditors.

While the Audit Committee has the responsibilities and powers set forth in this charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles and requirements of law. Management is responsible for the preparation, presentation and integrity of the Company’s financial statements and for the appropriateness and legality of the accounting principles and reporting policies that are used by the Company. The external auditors are responsible for auditing the Company’s financial statements annually, for reviewing the Company’s unaudited interim financial statements and for reporting on certain matters to the Audit Committee.

Membership & Meetings

•	Committee members shall meet the requirements of the New York Stock Exchange (the “NYSE”), applicable rules and regulations of the SEC, and other applicable law, each as amended and in effect from time to time.

•	The Committee shall consist of not less than three members and all members must be directors of the Company, affirmatively determined by the Board of Directors to be independent as defined by NYSE requirements, applicable rules and regulations of the SEC, and other applicable law, each as amended and in effect from time to time. Notwithstanding the foregoing, no member of the Committee may be an “affiliated person” of the Company or any of its subsidiaries as defined by SEC rules and regulations as in effect from time to time, or accept directly or indirectly any consulting, advisory, or other compensatory fee from the Company or any subsidiary thereof within the meaning of Rule 10A-3(b) under the Securities Exchange Act of 1934, as such rule or any successor thereto is in effect from time to time.

•	All members of the Committee shall be financially literate and able to read and understand fundamental financial statements.

•	At least one member of the Committee shall be determined by the Board to be an “audit committee financial expert” as that term is defined in Item 401 of SEC Regulation S-K, as amended and in effect from time to time. Disclosures concerning any financial experts serving on the Committee will be made in accordance with applicable SEC rules and regulations. Notwithstanding the foregoing, the failure of the Committee at any time to have such an “audit committee financial expert” serving on the Committee will not, by itself, render the Committee in violation of this charter, so long as the Board and Committee are attempting in good faith to find such a replacement audit committee financial expert to serve on the Board and Committee, and the Committee meets other requirements of the NYSE, SEC rules and regulations, and other applicable law.

•	The Committee shall meet at least four times each year.

•	The Committee should meet privately in executive session at least quarterly with the Vice President of Audit Services (or any other officer of the Company having overall responsibility at the time in question for the Company’s internal auditing function) and the external auditors, to discuss any matters that the Committee believes should be discussed.

•	Director’s fees shall be the only compensation a Committee member shall be permitted to receive from the Company. Without limiting the foregoing, no member of the Committee may accept from the Company any consulting, advisory or other compensatory fees (other than director’s fees for service on the Company’s Board, this Committee, or other Board Committees).

Duties & Responsibilities

General

•	Consider, in consultation with the external and internal auditors, the audit scope and plan for the Company.

•	Review with management and the external auditors the Company’s annual and quarterly financial results prior to release of earnings. Discuss certain matters required to be communicated to audit committees in accordance with Statement of Auditing Standards (SAS) No. 61.

•	Meet separately with each of management, the external auditors and the internal auditors, at least quarterly, to review the integrity of the Company’s financial statements and the Company’s compliance with legal and regulatory requirements, including a review of significant issues concerning litigation, contingencies, claims or assessments and material accounting issues that require disclosure in the financial statements. This review should include a discussion of recent FASB or other regulatory agency pronouncements that have a material impact on the organization.

•	While recognizing that the fundamental responsibility for the Company’s financial statements and disclosures rests with management:

•	Review analyses prepared by management and/or the external auditors setting forth significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including analyses of the effect of alternative GAAP methods on the Company’s financial statements;

•	Review the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the Company’s financial statements; and

•	Review and discuss with management and the external auditors filings with the SEC and other published documents containing the Company’s financial statements.

•	Review the Company’s policies relating to compliance with laws and regulations; the Company’s Code of Business Conduct and Ethics; the Senior Executives’ Code of Ethics; officers’ expense accounts, perquisites, and use of corporate assets; certain conflicts of interest and the investigation of misconduct or fraud.

•	Review legal and regulatory matters that may have a material impact on the Company’s financial statements, the Company’s related compliance policies and programs and reports received from regulators.

•	Annually, prepare a report to the shareholders as required by the SEC. The report should be signed by each member of the Committee and included in the Company’s annual proxy statement.

•	State in the Company’s annual proxy statement that the Committee has adopted a written charter, and include a copy at least every three years (unless the charter is sooner modified).

•	Conduct an annual performance evaluation of the Committee.

•	Review the Committee charter annually and recommend modifications to the Board as needed.

•	Review earnings press releases, paying particular attention to any use of “pro forma” or “adjusted” non-GAAP information, and discuss financial information and earnings guidance provided to analysts and rating agencies.

•	Obtain advice and assistance, at the Company’s expense, from outside legal, accounting or other advisors, as appropriate, in the sole discretion of the Committee, and determine the fees to be paid to any such advisors.

•	Discuss guidelines and policies with respect to risk assessment and risk management, including discussion of the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures.

•	Report regularly to the Board of Directors on any issues arising with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the qualifications, performance and independence of the external auditors, or the performance of the internal auditing function.

•	Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

•	The Committee may, from time to time as it deems appropriate, discuss with Company legal counsel matters that may have a material impact on the Company’s financial statements and compliance with legal requirements. The Committee shall receive any attorney’s report, required by law to be submitted to the Committee or the Board, of any evidence of a material violation of securities laws or breaches of fiduciary duty or similar violation by the Company or any agent thereof.

It is the intention of the Company that the Committee will have the resources and authority necessary to discharge its duties and responsibilities, including the authority to retain outside counsel or other experts or consultants, as it deems appropriate. Any communications between the Committee and legal counsel in the course of obtaining legal advice will be considered privileged communications of the Company and the Committee will take all necessary steps to preserve the privileged nature of those communications.

Management

•	Review and discuss with management and the external auditors the Company’s annual and quarterly financial statements and the “Management’s Discussion and Analysis” section of the Company’s annual and quarterly reports filed with the SEC.

•	Recognizing that the fundamental responsibility for the Company’s financial statements and disclosures rests with management, monitor major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles and instances where management seeks second opinions on significant accounting matters.

•	Review management’s evaluation of the adequacy of the design and operation of the Company’s internal controls and procedures for financial reporting, any significant deficiencies or material weaknesses in such controls and procedures which could adversely affect the Company’s ability to timely record, process, summarize and report financial information required to be disclosed by the Company in the reports it files under the Securities Exchange Act of 1934, and the extent to which recommendations made by management, the external auditors and the internal auditors in light of any such deficiencies or weaknesses have been implemented.

•	Review periodically the adequacy and effectiveness of the Company’s internal control environment, including any significant changes or deficiencies in internal controls. The Committee will also review the annual attestation and report of the external auditors on management’s evaluation of the Company’s internal controls and procedures for financial reporting; in connection with this review, the Committee will obtain and discuss the following:

•	Reports from the Chief Executive Officer, the Chief Financial Officer and the Independent Auditors on any significant deficiencies in the design or operation of internal controls with the identification of any material weakness;

•	Any fraud or other irregularity (whether or not material) that involves management or other employees who have a significant role in the Company’s internal control environment; and

•	Management’s evaluation of the Company’s disclosure controls and procedures

Internal Auditors

•	Review the services provided by the Company’s internal auditing function, including:

•	The planned scope for the internal audit program, its objectives, and the staff required to attain these objectives.

•	Reports that detail the activities of the internal auditing function.

•	The working relationship between the internal auditing department and the external auditors.

•	The appointment and retention of the Vice President of Audit Services (review and approve).

•	Provide for periodic quality assurance reviews to ensure that the internal auditing function is operating in accordance with The IIA’s Standards for the Professional Practice of Internal Auditing.

External Auditors

•	Retain and terminate the external auditors (subject, if applicable, to ratification by the Company’s shareholders).

•	Review and have sole authority to approve the annual external audit engagement fees and terms, as further described under “Preapproval of Audit and Non-Audit Services” below.

•	Review and approve in advance the scope of non-audit professional services to be performed by the external auditors (to the extent such non-audit services may lawfully be performed under applicable SEC rules and regulations and other applicable law) as well as the related fees, and consider the possible effect that these services could have on the independence of the external auditors.

•	Review the qualifications, performance and independence of the external auditors; and to this end, obtain and review at least annually a report by the external auditors describing:

•	the external auditors’ internal quality control procedures;

•	any material issues raised by the most recent internal quality-control review or peer review, of the external auditors, or by any inquiry or investigation by governmental or professional authorities within the preceding five years, and any steps taken to deal with any such issues; and

•	all relationships between the external auditors and the Company.

•	Report to the full Board of Directors annually on the Committee’s conclusions with respect to the qualification, performance and independence of the external auditors.

•	Review with the external auditors any audit problems or difficulties, and management’s response. This review shall cover any restrictions on the scope of the external auditors’ activities or on access to requested information, any significant disagreements with management, any accounting adjustments that were noted or proposed by the external auditors but were “passed” (as immaterial or otherwise), any communications between the external auditors and the external auditors’ national office respecting auditing or accounting issues presented by the engagement, and any “management” or “internal control” letter issued, or proposed to be issued, by the external auditors to the Company; and discuss with the external auditors the responsibilities, budget and staffing of the Company’s internal auditing function.

•	Set clear hiring policies for employees or former employees of the external auditors, including establishing procedures for the Company to monitor the employment of accounting personnel to ensure, to the extent applicable, that any such employment would not violate Section 10A(l) of the Securities Exchange Act of 1934.

•	Take any reasonable measures that it determines to be appropriate to review whether requirements of law or the NYSE are being met with regards to the rotation of personnel of its external auditors who perform services for the Company and consider whether there should be regular rotation of the external auditing firm itself.

Preapproval of Audit and Non-Audit Services

•	The Committee shall approve in advance all auditing services (including without limitation the provision of comfort letters in connection with securities underwritings and merger and acquisition transactions) and, other than as provided below, non-audit services provided to the Company by the external auditors to the extent such non-audit services may be lawfully provided pursuant to SEC rules and regulations and other applicable law.

•	The Committee need not preapprove the provision of non-audit services if (i) the aggregate amount of all such non-audit services provided to the Company constitutes not more than 5% of the total amount of revenues paid by the Company to its external auditors during the fiscal year in which the non-audit services are provided; (ii) such services were not recognized by the Company at the time of the engagement to be non-audit services; and (iii) such services are promptly brought to the attention of the Committee and approved prior to the completion of the audit by the Committee or by one or more members of the Committee who are members of the Board of Directors to whom authority to grant the preapprovals described above has been delegated by the Committee. The decisions of any such designated members to preapprove such services shall be presented to the Committee at its scheduled meetings.

•	Approval by the Committee of any non-audit services by the external auditors shall be disclosed in the Company’s periodic reports filed with the SEC.

CHARTER OF THE

COMPENSATION COMMITTEE

OF THE BOARD OF DIRECTORS OF

IMCO RECYCLING INC.

Organization and Purposes

The Compensation Committee (the “Committee”) is created by resolution of the Board of Directors (the “Board”) pursuant to the Bylaws of IMCO Recycling Inc. (the “Company.”) This Charter shall govern the operations of the Committee and will assist and direct the Committee in performing its primary responsibilities.

The purpose of the Compensation Committee is to discharge the responsibilities of the Board of Directors relating to compensation of the Company’s directors and officers. In this respect, the Committee has overall responsibility for approving and evaluating director and officer compensation plans, policies and programs of the Company.

The Compensation Committee is also responsible for producing an annual report on executive compensation for inclusion in the Company’s proxy statement for its annual meeting of shareholders.

Composition

The Committee shall consist of no fewer than three (3) members. The members of the Compensation Committee shall meet the independence requirements of the New York Stock Exchange (“NYSE”). Additionally, it is intended that Committee membership will meet applicable requirements under (i) Rule 16b-3 under the Securities Exchange Act of 1934, and (ii) Section 162(m) of the Internal Revenue Code and the Treasury regulations promulgated thereunder.

The members of the Compensation Committee will be recommended for appointment by the Nominating and Corporate Governance Committee and appointed by the Board. The Board shall designate the members of the Committee at its first meeting following each annual meeting of the Company’s stockholders. Each member of the Committee shall serve until the member’s successor is designated by the Board or until the member’s earlier resignation. All vacancies will be filled by the Board. The Chair of the Committee shall be designated by the Board.

Meetings

The Committee shall meet at least twice annually, and more frequently as circumstances dictate to accomplish the purposes and goals set forth in this charter. Committee meetings and communications shall be either in person or by conference telephone call. Minutes shall be prepared for each meeting of the Committee and submitted to the Committee for approval. The minutes of all meetings of the Committee shall be given to the secretary of the Company for filing in the corporate records.

The Committee Chairman, the Chairman of the Board or any member of the Committee may call special meetings of the Committee. Two members of the Committee will constitute a quorum for the transaction of business. As deemed necessary by the Committee, meetings will be attended by independent consultants retained by the Committee to facilitate review of senior management and employee compensation and benefit programs.

Duties and Responsibilities of the Committee

The Committee shall establish and monitor basic policies governing the compensation of the Company’s directors, executive officers and senior managers.

•	Establish and articulate the general compensation philosophy and policy for the Company to ensure consistency with the strategic plan and shareholder considerations.

•	On at least an annual basis, the Committee will review and make recommendations to the Board of Directors with respect to the compensation of all officers and other key executives, including incentive compensation plans, executive benefit plans, and equity-based plans.

•	The Committee will review at least annually, and recommend for Board approval (or approve, where applicable) any substantive changes to, the Company’s director and executive officer incentive, compensation and benefit plans.

•	Other specific duties and responsibilities of the Committee include the following:

•	On at least an annual basis, to review and approve corporate goals and objectives relevant to the chief executive officer’s compensation, evaluate the chief executive officer’s performance in light of those goals and objectives, and recommend to the Board of Directors the chief executive officer’s compensation level based on the Committee’s evaluation.

•	On at least an annual basis, to review and approve the corporate goals and objectives relevant to the compensation of the other executives, evaluate those executives’ performance in light of those goals and objectives, and recommend to the Board of Directors the compensation levels for such senior executives based on the Committee’s evaluation. In performing the evaluation of the senior executives’ compensation, members of the Committee may take into account (but not be bound by) recommendations made by the chief executive officer.

•	To administer the stock-based compensation, incentive and benefit plans of the Company which have been, or may be in the future, adopted by the Company, which plans are required (by their terms or by law, rule or regulation) to be administered by the Committee or a committee of independent directors.

•	To establish, review and monitor succession plans for the chief executive officer and the other key executives.

•	To retain, consult with and terminate, on behalf of the Company, any compensation consultant to be used to assist the Committee in the evaluation of director, chief executive officer or other executive officer compensation, and to approve the fees and other retention terms for any such consultant. In this regard, the Committee has the sole authority on behalf of the Company to retain, terminate, and determine the terms of engagement of any such compensation consultant. In addition, the Committee shall also have the authority to retain at Company expense (if applicable), and to obtain advice and assistance from, internal or external legal, accounting or other advisors in connection with the performance of its duties and responsibilities.

•	So long as in compliance with applicable law and NYSE requirements, to establish and delegate authority to any subcommittee composed solely of Committee members.

•	To make regular reports to the Board of Directors.

•	Annually, to review and reassess the adequacy of this charter and recommend any proposed changes to the Board of Director for approval.

•	Annually, to review and evaluate the Committee’s own performance and to require its members to certify that they are independent.

As noted above, it is the intention of the Company that the Committee will have the resources and authority necessary to discharge its duties and responsibilities, including the authority to retain outside counsel or other experts or consultants, as it deems appropriate. Any communications between the Committee and legal counsel in the course of obtaining legal advice will be considered privileged communications of the Company and the Committee will take all necessary steps to preserve the privileged nature of those communications.

Duties and Responsibilities of the Committee Chair

It is the responsibility of the Chairman of the Committee to:

•	Convene and conduct regular and special meetings of the Committee.

•	Prepare the Committee meeting agenda and annual calendar.

•	Schedule sufficient time for Committee deliberations.

•	Preside at all meeting of the Committee.

•	Present to the Board the findings and recommendations of the Committee.

•	Ensure that Committee members receive adequate continuing education on compensation matters.

•	Advise and provide counsel to other Board members with regard to compensation and benefit matters.

•	Ensure that all major compensation and benefit activities and plans are consistent with statutory regulations.

•	Present any proposed changes to major compensation and benefit plans and policies of the Company for Board action.

•	Retain and work with outside consultants and experts as required.

CHARTER OF THE

NOMINATING AND GOVERNANCE COMMITTEE

OF THE BOARD OF DIRECTORS OF

IMCO RECYCLING INC.

Organization and Purposes

The Nominating and Governance Committee (the “Committee”) is created by resolution of the Board of Directors (the “Board”) under the Bylaws of IMCO Recycling Inc. (the “Company.”) This Charter shall govern the operations of the Committee and will assist and direct the Committee in performing its primary responsibilities:

•	Provide general corporate governance oversight, including oversight of the evaluation of the Board and the Company’s management;

•	Identify individuals qualified to become Board members and recommend those individuals to the Board for selection as director nominees for election at annual meetings of stockholders, or to fill vacancies as they occur on the Board;

•	Periodically review and reassess the adequacy of the Company’s Corporate Governance Guidelines (the “Guidelines”) and recommend any proposed changes to the Board;

•	Review nominees for officers of the Company and make recommendations to the Board regarding those nominees; and

•	Review with the Board on an annual basis, the requisite skills and characteristics of prospective Board members and the composition of the Board as a whole.

Composition

The Committee shall be comprised of at least three directors, each of whom has been affirmatively determined by the Board to be an “independent director” satisfying the standards and rules of the New York Stock Exchange (NYSE). In making this determination, the Board shall take into account the director qualification standards set forth in this Charter and in the Guidelines.

The Board shall designate the members of the Committee at its first meeting following each annual meeting of the Company’s stockholders. Each member of the Committee shall serve until the member’s successor is designated by the Board or until the member’s earlier resignation. If a member does not serve until the first meeting of the Board following the next annual meeting of stockholders, the Board shall designate a replacement. The Chairman of the Committee shall be designated by the Board.

Meetings

The Committee shall meet at least four (4) times annually, and more frequently as circumstances dictate to accomplish the purposes and goals set forth in this Charter. Committee meetings and communications shall be either in person or by conference telephone call. Minutes shall be prepared for each meeting of the Committee, which minutes shall be submitted to the Committee for approval. The minutes of all meetings of the Committee shall be given to the Secretary of the Company for filing in the corporate records.

Goal and Responsibilities

The goals and responsibilities of the Committee are as follows:

1.

Identify director candidates who are qualified on the basis of the following selection criteria (the “Director Selection Criteria”): experience, wisdom, integrity, ability to make analytical inquiries, industry or other special knowledge, understanding of the Company’s business environment and

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willingness to devote adequate time to Board duties; and such other criteria as may be set forth in the Guidelines.

2.	In its sole authority, (a) retain and terminate search firms or similar services to be used to identify director candidates and (b) approve the search firm’s fees and other retention terms.

3.	Be available to the other directors for consultation concerning candidates for director positions.

4.	Consider director candidates proposed outside of the Committee’s deliberations (subject to the provisions of the Company’s Bylaws and applicable law).

5.	Review with the Board and recommend to the Board, consistent with the requirement that a majority of the members of the Board be independent, the names of qualified persons (on the basis of the Director Selection Criteria) (a) to be nominated for election (or re-election) as directors before each annual meeting of the Company’s stockholders or (b) to fill vacancies as they occur on the Board; and in general, review with the Board members the composition of the Board as a whole.

6.	Recommend to the Board candidates for designation as the chairs and members of the committees of the Board, with the exception of this Committee.

7.	Review and recommend to the Board on an annual basis, the form and amount of director compensation in accordance with the policies and principles set forth in this Charter.

8.	Recommend to the Board candidates for the Board’s election of the Company’s Chief Executive Officer.

9.	Review the nominees of the Board and of the Chief Executive Officer for other officers of the Company and make recommendations to the Board regarding those nominees.

10.	Review, assess and recommend to the Board changes to the Director Selection Criteria.

11.	Perform, at least annually, a performance evaluation of the Committee, and report on the results of its evaluation to the Board.

12.	Review and assess the adequacy of this Charter and the Guidelines, and make recommendations to the Board regarding any suggested revisions to those documents.

13.	Report regularly to the Board.

14.	Form and delegate duties (but not final authority to take action required to be taken by the Committee or the Board) to subcommittees when appropriate.

15.	As appropriate from time to time, obtain advice and assistance from internal or external legal, accounting or other advisors. In that regard, the Committee will have the resources and authority necessary to discharge its duties and responsibilities, including the authority to retain outside counsel or other experts or consultants, as it deems appropriate. Any communications between the Committee and legal counsel in the course of obtaining legal advice will be considered privileged communications of the Company and the Committee will take all necessary steps to preserve the privileged nature of those communications.

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REVOCABLE PROXY

IMCO RECYCLING INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoint(s) John E. Balkcom and Paul V. Dufour; or either of them, each with full power of substitution, as proxies of the undersigned, with all the powers that the undersigned would possess if personally present to cast all votes that the undersigned would be entitled to vote at the Annual Meeting of Stockholders of IMCO Recycling Inc. (the “Corporation”) to be held on Thursday, May 27, 2004, at the Central Tower at Williams Square, Twenty-Sixth Floor, LaCima Club, 5215 North O’Connor Blvd., Irving, Texas, at 9:00 A.M., Central Daylight Savings Time, and at any and all adjournments and postponements thereof (the “Annual Meeting”), including (without limiting the generality of the foregoing) to vote and act on the matters as set forth on the reverse side.

This Proxy will be voted at the Annual Meeting and any adjournments or postponements thereof as specified. IF NO SPECIFICATIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR NAMED ON THE REVERSE SIDE AND FOR PROPOSAL 2 AND WILL GRANT DISCRETIONARY AUTHORITY PURSUANT TO ITEM 3. This Proxy hereby revokes all prior proxies given with respect to the shares of the undersigned.

Address Change/Comments (Mark the corresponding box on the reverse side)

Ù FOLD AND DETACH HERE Ù

Dear Stockholder(s):

Enclosed you will find material relating to the Corporation’s 2004 Annual Meeting of Stockholders. The Notice of Annual Meeting and Proxy Statement describe the formal business to be transacted at the meeting, as summarized on the attached proxy card.

Whether or not you expect to attend the Annual Meeting, please complete and return promptly the attached proxy card in the accompanying envelope, which requires no postage if mailed in the United States. As a stockholder, please remember that your vote is important to us. We look forward to hearing from you.

IMCO Recycling Inc.

Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

1. ELECTION OF DIRECTORS:

The election of the following nominees to the Board of Directors as Class I Directors, unless otherwise indicated below.			2. Proposal to ratify the appointment of Ernst & Young LLP as the independent auditors of the Corporation for 2004.	FOR ☐	AGAINST ☐	ABSTAIN ☐

FOR ☐	AGAINST ☐	Nominees: 01 John E. Balkcom 02 John E. Grimes	3. In their discretion upon such other matters as may properly come before the meeting or any adjournment thereof.

IN THE EVENT THE UNDERSIGNED WISHES TO
WITHHOLD AUTHORITY TO VOTE FOR ANY
PARTICULAR NOMINEE OR NOMINEES LISTED
ABOVE, PLEASE SO INDICATE BY CLEARLY AND
NEATLY LINING THROUGH OR STRIKING OUT THE
NAME OF ANY SUCH NOMINEE OR NOMINEES.

Please complete, date, sign and mail this Proxy promptly in the enclosed envelope. No postage is required for mailing in the United States.

Dated: __________________________________, 2004

___________________________________________
Signature(s)

___________________________________________
Signature(s)

IMPORTANT: Please date the Proxy and sign exactly as your name appears in the Proxy. If shares are held by joint tenants, EACH joint owner should sign. Executors, administrators, trustees, guardians, and attorneys should indicate the capacity in which they sign. Attorneys should submit powers of attorney. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Ù FOLD AND DETACH HERE Ù

Vote by Internet or Telephone or Mail

24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.eproxy.com/imr		Telephone 1-800-435-6710		Mail Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR

If you vote your proxy by Internet or by telephone,

you do NOT need to mail back your proxy card.